Pricing Supplement No. 1386 To underlying supplement No. 5 dated May 5, 2011, prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated December 6, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$16,457,000 Tracker Notes Linked to a Basket due January 10, 2013
General
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The Tracker Notes (the “securities”) are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of three components (each, a “Basket Component” and, collectively, the “Basket Components”): the iShares® Barclays Aggregate Bond Fund (“AGG”), the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”). The return of each Basket Component is reduced by its applicable Adjustment Factor. See “Summary” beginning on page PS-6 of this pricing supplement for further information on the Basket Components.

•	On the Trade Date, investors will have different notional exposure to each Basket Component, with notional exposure of $1,000 to AGG, $3,000 to EMERALD and $600 to ELVIS II, for each $1,000 invested.
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In addition to any cash payment investors receive on the Maturity Date or the Redemption Trigger Payment Date, as applicable, investors will also receive a quarterly cash payment reflecting the amount of dividends accrued and paid by AGG to its shareholders, as set forth below.

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Investors will not receive any coupon payments, other than any such quarterly cash payments paid with respect to AGG, and should be willing to lose some or all of their initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment. Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due January 10, 2013.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on December 6, 2011 (the “Trade Date”) and are expected to settle on December 9, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:
The securities are linked to the performance of three Basket Components, as set forth below. We refer to each Basket Component that is an index as a “Basket Index” and each Basket Component that is an exchange traded fund as a “Basket ETF.”

	Basket Component	Ticker Symbol	Initial Component Notional Exposure	Initial Reference Level
	iShares® Barclays Aggregate Bond Fund (“AGG”)	AGG UP	$1,000	$109.14
	Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”)	DBVEMR	$3,000	206.31
	Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”)	DBVELVII	$600	80.04
Redemption Amount:	You will receive a cash payment on the Maturity Date or the Redemption Trigger Payment Date, as applicable, per $1,000 Face Amount of securities, calculated as follows:
	Total Component Notional Exposure – $3,600
	The Redemption Amount will not be less than zero. Your investment will be fully exposed to any depreciation in the Basket Components.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$1.00	$999.00
Total	$16,457,000.00	$14,961.00	$16,422,039.00
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$16,457,000.00	$1,885.97

Deutsche Bank Securities
December 6, 2011

Total Component Notional Exposure:	The sum of the Component Notional Exposure for each Basket Component
Component Notional Exposure:
On the Trade Date, investors will have different notional exposure to each Basket Component, with notional exposure of $1,000 to AGG, $3,000 to EMERALD and $600 to ELVIS II, for each $1,000 invested.

On the Final Valuation Date or the Redemption Trigger Valuation Date (each, a “Valuation Date”), the Component Notional Exposure for each of the Basket Components is calculated as follows:
Component Notional Exposure on the Trade Date x (Basket Component Return + 1)

Basket Component Return:	For each Basket Component,
(	Final Reference Level x Adjustment Factor Initial Reference Level	)	– 1
Initial Reference Level:	For each Basket Component, the Reference Level for such Basket Component on the Trade Date, as set forth in the table above.
Final Reference Level:
For purposes of calculating the Redemption Amount payable on the Maturity Date or the Redemption Trigger Payment Date, the Reference Level for the respective Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable.

Reference Level:
For AGG, on any trading day, the last reported sale price of one share of AGG on the Relevant Exchange, as determined by the Calculation Agent, multiplied by the then-current Share Adjustment Factor.
For EMERALD and ELVIS II, the closing level of such Basket Index on the applicable trading day.

Share Adjustment Factor:	Initially 1.0 for AGG, subject to adjustment for certain actions affecting AGG. See “General Terms of the Securities – Anti-dilution Adjustments for Funds” in this pricing supplement.
Adjustment Factors:	AGG Adjustment Factor	=	0.9990
	EMERALD Adjustment Factor	=	1 – (0.01 x (Days / 365))
	ELVIS II Adjustment Factor	=	1 – (0.01 x (Days / 365))

With respect to each Adjustment Factor, “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable.

Redemption Trigger Amount:	$400
Redemption Trigger Event:
A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from, but excluding, the Trade Date to, and including, the second trading day immediately preceding the Final Valuation Date, calculated as if such trading day were the Redemption Trigger Valuation Date, is less than the Redemption Trigger Amount (such trading day, the “Redemption Trigger Valuation Date”†). The securities will be redeemed by the Issuer for the Redemption Amount calculated as of the Redemption Trigger Valuation Date, with payment made on the date that is five business days after the Redemption Trigger Valuation Date (the “Redemption Trigger Payment Date” †).

AGG Dividend Pass-Thru Payments:
On each AGG Dividend Pass-Thru Payment Date, if you are the beneficial owner of the securities as of the close of business on the applicable Record Date, you will receive a cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by AGG to its shareholders during the applicable AGG Dividend Pass-Thru Payment Period on the number of AGG shares, as determined by the Calculation Agent by dividing the Initial Component Notional Exposure of AGG by the Initial Reference Level of AGG, and multiplying the result by the then-applicable Share Adjustment Factor on the trading day immediately preceding such AGG Dividend Pass-Thru Payment Date.  No AGG Dividend Pass-Thru Payments will be made after the occurrence of a Redemption Trigger Event.

AGG Dividend Pass-Thru Payment Period:
With respect to each AGG Dividend Pass-Thru Payment Date, the period from and including the last AGG Dividend Pass-Thru Payment Date (or the Trade Date, in the case of the first AGG Dividend Pass-Thru Payment Date) to but excluding such AGG Dividend Pass-Thru Payment Date.

AGG Dividend Pass-Thru Payment Dates†:	January 10, 2012, April 10, 2012, July 10, 2012, October 10, 2012 and January 10, 2013 (the Maturity Date)
Record Dates:	With respect to each AGG Dividend Pass-Thru Payment Date, the third business day preceding such AGG Dividend Pass-Thru Payment Date
Trade Date:	December 6, 2011
Settlement Date:	December 9, 2011
Final Valuation Date†:	January 7, 2013
Maturity Date†:	January 10, 2013
CUSIP / ISIN:	2515A1EZ0 / US2515A1EZ04
† Subject to postponement as described under “General Terms of the Securities – Market Disruption Events” herein.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the underlying supplement No. 5 dated May 5, 2011, prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 5 dated May 5, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511129115/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

Redemption Amount at Maturity

The following tables illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Components, payable on the Maturity Date. These examples illustrate that you will lose some or all of your initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities and/or a significant decrease in the levels of other Basket Components. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined resulting in a leveraged loss on your investment. As a result, a small decrease in the levels of the Basket Components could result in a significant loss of your initial investment at maturity.

The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assume a period of 398 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount payable on the Maturity Date will be the Redemption Amount on the Final Valuation Date. The hypothetical Redemption Amounts shown here do not include any AGG Dividend Pass-Thru Payments you may receive. The numbers appearing in the following table and examples have been rounded for ease of analysis.

For purposes of the following four examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities, and you may lose your entire investment in the securities. See “Redemption Amount upon a Redemption Trigger Event” below.

	Component Notional Exposure on the Trade Date	Basket Component Return Excluding Adjustment Factors	Basket Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$1,000.00	0.00%	-0.10%	$999.00
EMERALD	$3,000.00	0.00%	-1.09%	$2,967.29
ELVIS II	$600.00	0.00%	-1.09%	$593.46
Total Component Notional Exposure	$4,559.75
Redemption Amount	$959.75
% Increase / Decrease	-4.03%

Example 1: The return of each Basket Component from the Trade Date to the Final Valuation Date is 0.00%. In this case, even though the Final Reference Levels of all the Basket Components have not decreased from their respective Initial Reference Levels, you would receive a payment at maturity that is less than $1,000.00 Face Amount because of the effect of the Adjustment Factors. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date
	=	$1,000.00 x 100.00% x 0.9990 + $3,000.00 x 100.00% x (1 - (0.01 x (398 / 365))) + $600.00 x 100.00% x (1 - (0.01 x (398 / 365)))
	=	$4,559.75

Accordingly, you would receive a Redemption Amount of $959.75 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,600.00
	=	$4,559.75 – $3,600.00
	=	$959.75

	Component Notional Exposure on the Trade Date	Basket Component Return Excluding Adjustment Factors	Basket Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$1,000.00	-5.00%	-5.10%	$949.05
EMERALD	$3,000.00	-5.00%	-6.04%	$2,818.92
ELVIS II	$600.00	-5.00%	-6.04%	$563.78
Total Component Notional Exposure	$4,331.76
Redemption Amount	$731.76
% Increase / Decrease	-26.82%

Example 2: The return of each Basket Component on the Final Valuation Date is -5.00%. In this case, since the Final Reference Levels of all the Basket Components are less than the Initial Reference Levels, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount because of the leveraged decrease in the level of EMERALD. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date
	=	$1,000.00 x 95.00% x 0.9990 + $3,000.00 x 95.00% x (1 - (0.01 x (398 / 365))) + $600.00 x 95.00% x (1 - (0.01 x (398 / 365)))
	=	$4,331.76

Accordingly, you would receive a Redemption Amount of $731.76 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,600.00
	=	$4,331.76 – $3,600.00
	=	$731.76

	Component Notional Exposure on the Trade Date	Basket Component Return Excluding Adjustment Factors	Basket Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$1,000.00	10.00%	9.89%	$1,098.90
EMERALD	$3,000.00	10.00%	8.80%	$3,264.02
ELVIS II	$600.00	10.00%	8.80%	$652.80
Total Component Notional Exposure	$5,015.72
Redemption Amount	$1,415.72
% Increase / Decrease	41.57%

Example 3: The return of each Basket Component on the Final Valuation Date is 10.00%. In this case, since the Final Reference Levels of all the Basket Components are greater than the Initial Reference Levels, you would receive a payment at maturity that is significantly greater than $1,000.00 per $1,000.00 Face Amount because of the leveraged increase in the level of EMERALD. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date
	=	$1,000.00 x 110.00% x 0.9990 + $3,000.00 x 110.00% x (1 - (0.01 x (398 / 365))) + $600.00 x 110.00% x (1 - (0.01 x (398 / 365)))
	=	$5,015.72

Accordingly, you would receive a Redemption Amount of $1,415.72 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,600.00
	=	$5,015.72 – $3,600.00
	=	$1,415.72

	Component Notional Exposure on the Trade Date	Basket Component Return Excluding Adjustment Factors	Basket Component Return Including Adjustment Factors	Final Component Notional Exposure
AGG	$1,000.00	10.00%	9.89%	$1,098.90
EMERALD	$3,000.00	-5.00%	-6.04%	$2,818.92
ELVIS II	$600.00	10.00%	8.80%	$652.80
Total Component Notional Exposure	$4,570.63
Redemption Amount	$970.63
% Increase / Decrease	-2.94%

Example 4: The return of EMERALD on the Final Valuation Date is -5.00% and the return of each AGG and ELVIS II on the Final Valuation Date is 10.00%. In this case, even though the Final Reference Levels of AGG and ELVIS II are both greater than the Initial Reference Levels, you would receive a payment at maturity that is less than $1,000.00 Face Amount because the increases in the Final Reference Levels  of AGG and ELVIS II are offset by a leveraged decrease in the Final Reference Level of EMERALD. Assuming a period of 398 calendar days from the Trade Date to the Final Valuation Date, the Total Component Notional Exposure on the Final Valuation Date would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date
	=	$1,000.00 x 110.00% x 0.9990 + $3,000.00 x 95.00% x (1 - (0.01 x (398 / 365))) + $600.00 x 110.00% x (1 - (0.01 x (398 / 365)))
	=	$4,570.63

Accordingly, you would receive a Redemption Amount of $970.63 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,600.00
	=	$4,570.63 – $3,600.00
	=	$970.63

Redemption Amount upon a Redemption Trigger Event

The following table illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities on a hypothetical Redemption Trigger Payment Date for hypothetical performances of the Basket Components. A Redemption Trigger Event occurs if the Redemption Amount on any trading day during the period from but excluding the Trade Date to and including the second trading day immediately preceding the Final Valuation Date is less than the Redemption Trigger Amount of $400.

The hypothetical Redemption Amount set forth below assumes (i) Initial Reference Levels of 110, 209 and 84 for AGG, EMERALD and ELVIS II, respectively, (ii) a Redemption Trigger Event occurs on February 23, 2012, which would be the Redemption Trigger Valuation Date, (iii) March 1, 2012 is the Redemption Trigger Payment Date, and (iv) a period of 79 calendar days from the Trade Date to the Redemption Trigger Valuation Date. These Initial Reference Levels are not the actual Initial Reference Levels as determined on the Trade Date. The hypothetical Redemption Amount set forth below is for illustrative purposes only. The hypothetical Redemption Amounts shown here do not include any AGG Dividend Pass-Thru Payments you may receive. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Component Notional Exposure on the Trade Date	Initial Reference Level	Final Reference Level (February 23, 2012)	Basket Component Return Excluding Adjustment Factors	Final Component Notional Exposure
AGG	$1,000.00	110	94	-15.00%	$849.15
EMERALD	$3,000.00	209	178	-15.00%	$2,544.48
ELVIS II	$600.00	84	71	-15.00%	$508.90
Total Component Notional Exposure	$3,902.53
Redemption Amount	$302.53
% Increase / Decrease	-69.75%

On February 23, 2012, the level of each Basket Component decreases by 15.00% from its applicable Initial Reference Level.  Assuming a period of 79 calendar days from the Trade Date to February 23, 2012, the Total Component Notional Exposure for each of the Components on February 23, 2012 would be calculated as follows:

Total Component Notional Exposure	=	sum of the Component Notional Exposures for each Basket Component on the Final Valuation Date
	=	$1,000.00 x 85.00% x 0.9990 + $3,000.00 x 85.00% x (1 - (0.01 x (79 / 365))) + $600.00 x 85.00% x (1 - (0.01 x (79 / 365)))
	=	$3,902.53

Accordingly, the Redemption Amount of $302.53 per $1,000.00 Face Amount of securities on February 23, 2012 is calculated as follows:

Redemption Amount	=	Total Component Notional Exposure – $3,600.00
	=	$3,902.53 – $3,600
	=	$302.53

In this case, assuming the Redemption Amount was never less than the Redemption Trigger Amount prior to February 23, 2012, a Redemption Trigger Event would occur on February 23, 2012, making February 23, 2012 the Redemption Trigger Valuation Date and March 1, 2012 the Redemption Trigger Payment Date. Your securities will be redeemed early because the Redemption Amount is less than the Redemption Trigger Amount of $400.00 on February 23, 2012. Accordingly, you would receive a Redemption Amount of $302.53 per $1,000.00 Face Amount of securities on the Redemption Trigger Payment Date.

Summary

The securities are designed for investors who seek a leveraged return at maturity that offers exposure to the performance of a basket of three components (each, a “Basket Component” and, collectively, the “Basket Components”): the iShares® Barclays Aggregate Bond Fund (“AGG”), the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”). The return of each Basket Component is reduced by its applicable Adjustment Factor. In addition, the level of each Basket Component reflects certain costs related to managing and hedging exposures to the strategies comprised by the Basket Components, which are described in the full descriptions of each Basket Component. On the Trade Date, investors will have different notional exposure to each Basket Component, with notional exposure of $1,000 to AGG, $3,000 to EMERALD and $600 to ELVIS II, for each $1,000 invested. Investors will not receive any coupon payments and should be willing to lose some or all of their initial investment if any Basket Component depreciates or fails to appreciate sufficiently to offset the effect of the applicable Adjustment Factor over the term of the securities. The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment.  Any payment at maturity or upon an early redemption is subject to the credit of the Issuer.

The iShares® Barclays Aggregate Bond Fund (AGG)

The iShares® Barclays Aggregate Bond Fund (“AGG”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Barclays Capital U.S. Aggregate Bond Index (the “AGG Index”). The AGG Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. This is just a summary of AGG. For additional information about AGG, please see the section entitled “The iShares® Barclays Aggregate Bond Fund (AGG)” herein.

The Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

The Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG (the “Index Sponsor”) on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998, the Index Base Date. This is just a summary of EMERALD. For additional information about EMERALD, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5.

The Deutsche Bank Equity Long Volatility Investment Strategy II Index (ELVIS II)

The Deutsche Bank Equity Long Volatility Investment Strategy II Index (the “ELVIS II”) tracks the performance of a strategy of buying forward volatility with respect to the S&P 500® Index. ELVIS II seeks to capture implied volatility by referencing a series of consecutive notional three-month forward six-month variance swaps. ELVIS II was created by the Index Sponsor on August 9, 2010 and is calculated, maintained and published by the Index Sponsor. The closing level of ELVIS II was set to 100 on March 16, 1990. This is just a summary of ELVIS II. For additional information about ELVIS II, please see the section entitled “The Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”)” in the accompanying underlying supplement No. 5.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities are designed for investors who seek a leveraged return at maturity by providing a total notional exposure of $4,600 on the Trade Date for each $1,000 Face Amount of securities. Because the securities are our senior obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer participation in the performance of the Basket Components, with the return of each reduced by its applicable Adjustment Factor. Because the securities provide a total notional exposure of $4,600 on the Trade Date for each $1,000 Face Amount of securities, any negative return of the Basket Components will be combined, resulting in a leveraged loss on your investment. Your payment at maturity or upon an early redemption will be further reduced by the applicable Adjustment Factor of each Basket Component. You may lose some or all of your investment in the securities if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the applicable Redemption Amount payable on the Redemption Trigger Payment Date based on the Redemption Amount calculated as of the Redemption Trigger Valuation Date, even if the Basket Components subsequently appreciate. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any appreciation of the Basket that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced by the Adjustment Factors. The Adjustment Factors of each Basket Component is applied to the return of the applicable Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the Reference Level on any Valuation Date is greater than, less than or equal to Initial Reference Level on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

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ENHANCED EXPOSURE TO ANY NEGATIVE EMERALD PERFORMANCE WILL RESULT IN A GREATER IMPACT ON THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — While the performance of each Basket Component, as reduced by its applicable Adjustment Factor, is combined in calculating the Redemption Amount payable at maturity or upon an early redemption, because of investors’ enhanced notional exposure to EMERALD, any depreciation of EMERALD will be magnified in determining the Redemption Amount payable at maturity or upon an early redemption.  The enhanced notional exposure to EMERALD also increases the likelihood of the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities.

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QUARTERLY CASH PAYMENTS LINKED TO AGG DIVIDENDS — In addition to any cash payment you receive on the Maturity Date or the Redemption Trigger Payment Date, as applicable, you will also receive a quarterly cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by AGG to its shareholders during the applicable AGG Dividend Pass-Thru Payment Period on the number of AGG shares, as determined by the Calculation Agent by dividing the Initial Component Notional Exposure of AGG by the Initial Reference Level of AGG, and multiplying the result by the then-applicable Share Adjustment Factor on the trading day immediately preceding such AGG Dividend Pass-Thru Payment Date. No AGG Dividend Pass-Thru Payments will be made after the occurrence of a Redemption Trigger Event.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON A LEVERAGED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Basket Components. Because the securities provide a total notional exposure of $4,600 on the Trade Date for each $1,000 Face Amount of securities, your investment will be fully exposed to any decline in the Basket Components on a combined basis, resulting in a leveraged loss on your investment. In particular, any positive performance of a Basket Component may be offset by negative performance of other Basket Components, and the Redemption Amount could decline very rapidly if all Basket Components decline simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable on the securities, whether the performance of any Basket Component is positive or negative. You will lose some or all of your initial investment if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment at maturity or upon an early redemption, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its obligations, you may not receive the payment at maturity or upon an early redemption owed to you under the terms of the securities.

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WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption Trigger Payment Date will be calculated using the Reference Levels on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If the Redemption Amount is less than the Redemption Trigger Amount on any trading day from the Trade Date to the second trading day immediately preceding the Final Valuation Date, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date and you will lose a significant portion of your initial investment and you may lose your entire initial investment. In addition, you will not benefit from any increase in the Redemption Amount that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon an early redemption will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Component. The Adjustment Factor for AGG reduces its Basket Component Return by 0.1% upfront. The Adjustment Factors for EMERALD and ELVIS II reduce their respective Basket Component Return by approximately 1.00% each year the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Component Notional Exposures, and therefore the Redemption Amount, increases as the Reference Levels of the Basket Components increase from the Trade Date to the relevant Valuation Date. The Adjustment Factor of each Basket Component is applied to the return of the applicable Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the Reference Level on any Valuation Date is greater than, less than or equal to the Initial Reference Level on the Trade Date.  At maturity or upon an early redemption, you will receive less than your initial investment unless the Redemption Amount, after taking into account the Adjustment Factors, is equal to or greater than $1,000 per $1,000 Face Amount of securities.

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ENHANCED EXPOSURE TO ANY NEGATIVE EMERALD PERFORMANCE WILL RESULT IN A GREATER IMPACT ON THE REDEMPTION AMOUNT AT MATURITY OR UPON AN EARLY REDEMPTION — While the performance of each Basket Component, as reduced by its applicable Adjustment Factor, is combined in calculating the Redemption Amount payable at maturity or upon an early redemption, because of investors’ enhanced notional exposure to EMERALD, any depreciation of EMERALD will be magnified in determining the Redemption Amount payable at maturity or upon an early redemption. The enhanced notional exposure to EMERALD also increases the likelihood of the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities.

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THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Components, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Components, meaning the positive performance of one Basket Component could be entirely offset by the negative performance of the other.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE INDEX SPONSOR OF EMERALD AND ELVIS II ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of each of EMERALD and ELVIS II (the “Index Sponsor”). We, as the Calculation Agent, will determine whether there has been a Market Disruption Event (as defined herein) with respect to each Basket Component and the amount of AGG Dividend Pass-Thru Payment payable each quarter. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Reference Level of the Basket Component affected by such Market Disruption Event. As the Index Sponsor, we carry out calculations necessary to promulgate EMERALD and ELVIS II, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the levels of EMERALD and ELVIS II in the event the regular means of determining the levels of EMERALD and ELVIS II are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, EMERALD and ELVIS II, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of EMERALD and ELVIS II. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the Index Sponsor of EMERALD and ELVIS II may affect the Redemption Amount you receive at maturity or upon an early redemption, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Components, investment strategies reflected by the Basket Components or any underlying components of the Basket Components (or various contracts or products related to the Basket Components or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Redemption Amounts and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the Basket Components to which the securities are linked.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The Calculation Agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of AGG. See “General Terms of the Securities – Anti-Dilution Adjustments for Funds” in this pricing supplement. The Calculation Agent is not required, however, to make such adjustments in response to all events that could affect the shares of AGG. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the securities may be materially and adversely affected.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of AGG may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of AGG may differ from its NAV per share; AGG may trade at, above or below its NAV per share.

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ADJUSTMENTS TO AGG OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Blackrock Fund Advisors (“BFA”) is the investment advisor to AGG, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the AGG Index (as defined below). The bonds included in the AGG Index are selected by Barclays Capital Inc. (“Barclays”). The AGG Index is calculated and published by Barclays. Barclays can add, delete or substitute the bonds underlying the AGG Index, which could change the value of AGG. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the bonds composing AGG. Any of these actions could cause or contribute to large movements in the prices of the component securities held by AGG, which could cause the price of AGG shares to decline.

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AN INVESTMENT LINKED TO THE PRICES OF FIXED-INCOME SECURITIES IS SUBJECT TO SIGNIFICANT RISKS, INCLUDING INTEREST RATE-RELATED AND CREDIT-RELATED RISKS — Because the performance of the securities is linked to the prices of the AGG, the securities are exposed to fluctuations of U.S. dollar-denominated fixed-income securities. That exposure differs significantly from investing directly in fixed-income securities to be held to maturity because the value of the AGG shares changes, at times significantly, during each trading day based upon current market prices of the fixed-income securities underlying the AGG shares. The market prices of these fixed-income securities are volatile and significantly influenced by a number of factors, particularly the yields on these fixed-income securities as compared to current market interest rates and the actual or perceived credit quality of the issuers of these fixed-income securities.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the AGG shares, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the fixed-income securities underlying the AGG shares are significantly influenced by the creditworthiness of the issuers of those fixed-income securities. The fixed-income securities underlying the AGG shares may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or credit spreads widened significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the fixed-income securities may suffer significant and rapid price declines. These events may affect only a few or a large number of the fixed-income securities.

AGG may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to change in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

AGG may also invest in U.S. dollar-denominated fixed-income securities of foreign corporations. Investing in U.S. dollar-denominated fixed-income securities issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital.

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AGG AND THE AGG INDEX ARE DIFFERENT — The performance of AGG may not exactly replicate the performance of the AGG Index because AGG will reflect transaction costs and fees that are not included in the calculation of the AGG Index. It is also possible that AGG may not fully replicate or may in certain circumstances diverge significantly from the performance of the AGG Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in AGG or due to other circumstances. BFA may invest up to 10% of AGG’s assets in bonds not included in the AGG Index, as well as in cash and high-quality, liquid short-term instruments, including shares of money market funds advised by BFA. For example, AGG may invest in securities not included in the AGG Index in order to reflect various corporate actions (such as mergers) and other changes in the AGG Index (such as reconstitutions, additions and deletions).

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THERE IS NO AFFILIATION BETWEEN AGG AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY AGG — We are not affiliated with AGG or the issuers of the component securities held by AGG or underlying the AGG Index replicated by AGG. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by AGG or underlying the AGG Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by AGG or the component securities underlying the AGG Index or any of the issuers of the component securities held by AGG or underlying the AGG Index. You, as an investor in the securities, should make your own investigation into the component securities held by AGG or underlying the AGG Index and the issuers of the component securities held by AGG or underlying the AGG Index. Neither AGG nor any of the issuers of the component securities held by AGG or underlying the AGG Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither AGG nor any of the issuers of the component securities held by AGG or underlying the AGG Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize the difference between daily volatility and weekly volatility exhibited by the S&P® 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P® 500 Index in equal notional amounts.  EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, but will decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that EMERALD will appreciate during the term of the securities.  The strategy utilized by EMERALD may not be successful, and the level of EMERALD may decline during the term of the securities.

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EMERALD CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof.  Each week the notional amount of each sub-index of EMERALD is reset based on the volatility at resetting over a 6 month period.  The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day.  The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry.  The daily observed volatility of each sub-index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD.  Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

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ELVIS II STRATEGY RISK — ELVIS II reflects a strategy that aims to achieve positive performance when forward implied volatility in the S&P® 500 Index increases.  ELVIS II will appreciate if there is an increase in forward implied volatility of the forward variance swap, but will decrease if there is a decrease in forward implied volatility of the forward variance swap. The strategy utilized by ELVIS II may not be successful, and the level of ELVIS II may decline during the term of the securities.

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ELVIS II CONTAINS EMBEDDED COSTS — ELVIS II seeks to reflect movements in the implied volatility of the U.S. equity markets based on the implied volatility of the S&P® 500 Index.  ELVIS II seeks to capture implied volatility by referencing a series of consecutive notional three-month forward six-month variance swaps.  The strike of such swaps is calculated from the mid-market prices of listed options and so does not take into account transaction costs associated with trading variance swaps. Therefore, in calculating the level of ELVIS II, the Index Sponsor deducts a notional "running cost" on a daily basis to reflect the bid-offer costs for a party hedging an investment in ELVIS II. Historically, this cost factor has amounted to approximately 1.3 basis points (0.013%) per day.

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EMERALD AND ELVIS II HAVE LIMITED PERFORMANCE HISTORY — Calculation of EMERALD and ELVIS II began on October 12, 2009 and August 9, 2010, respectively. Therefore, these Basket Components have limited performance history and no actual investment which allowed tracking of the performance of either of these Basket Components was possible before their respective inception date.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent and hedging our obligations under the securities.  The Calculation Agent will determine, among other things, whether a Redemption Trigger Event has occurred, the Final Reference Level, the returns of the Basket Components, the Redemption Amount and the amount of AGG Dividend Pass-Thru Payment payable each quarter.  The Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether any Basket Component has been discontinued and whether there has been a material change in the method of calculation of any Basket Component. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The determination of a Market Disruption Event by the Calculation Agent could adversely affect the amount of payment you receive at maturity or upon an early redemption.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Components on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Components, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility of the Basket Components;

•	the time remaining to maturity of the securities;

•	the composition of the Basket Components and any changes to the component securities underlying the applicable Basket Components;

•	the equity markets generally and any stock prices and dividend rates reflected in the applicable Basket Components;

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the financial condition and results of operations of any companies whose securities comprise the applicable Basket Components and conditions generally in the industries in which such companies operate;

•	the value of Treasury Bills;

•	interest rates and yields generally;

•	monetary policies of the Federal Reserve Board and other central banks of various countries;

•	inflation and expectations concerning inflation;

•	supply and demand for the securities;

•	a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity or upon an early redemption described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments unless otherwise specified herein.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, with associated payments by us to you of the AGG Dividend Pass-Thru Payments, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The iShares® Barclays Aggregate Bond Fund (AGG)

The iShares Barclays Aggregate Bond Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the total United States investment grade bond market as defined by the Barclays Capital U.S. Aggregate Bond Index (the “AGG Index”). AGG is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “AGG.” The Investment Advisor of AGG is BlackRock Fund Advisors (“BFA”). BFA manages AGG and receives for its investment advisory services a fee at the annual rate of 0.20% of AGG’s average daily net assets.

           AGG generally invests at least 90% of its assets in the bonds that comprise the AGG Index and in securities that provide substantially similar exposure. The remainder of assets is invested in comparable bonds or in cash and high-quality, liquid short-term instruments, including shares of money market funds affiliated with BFA. AGG concentrates 25% or more of its total assets in a particular industry or industries to approximately the same extent that the AGG Index is concentrated.

The AGG Index is calculated and published by Barclays Capital Inc. The AGG Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. The securities in the AGG Index must have $250 million or more of outstanding face value and must have at least one year remaining to maturity.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate, non-convertible and taxable. Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds are excluded from the AGG Index. The AGG Index is market capitalization weighted and the securities in the AGG Index are updated based on certain selection criteria on the last calendar day of each month.

We have derived all information regarding AGG contained herein from publicly available information. Such information is subject to change, and we make no representation as to its accuracy. As a prospective purchaser of the securities, you should undertake an independent investigation of AGG as in your judgment is appropriate to make an informed decision with respect to an investment in the securities. Information provided to or filed with the SEC by AGG pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. Such information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Historical Information

AGG

The following graph sets forth the historical performance of AGG from November 28, 2006 through December 6, 2011. The closing price of AGG on December 6, 2011 was $109.14. We obtained the historical closing prices of AGG from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical prices of AGG should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of AGG. We cannot give you assurance that the performance of AGG will result in the return of any of your initial investment.

EMERALD

The publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through December 6, 2011 represent the actual performance of EMERALD. The performance data prior to October 12, 2009 reflect a retrospective calculation of the levels of EMERALD using archived data and the current methodology for the calculation of EMERALD. The closing level of EMERALD on December 6, 2011 was 206.31. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of EMERALD. We cannot give you assurance that the performance of EMERALD will result in the return of any of your initial investment.

ELVIS II

The publication of ELVIS II began on August 9, 2010.  The historical performance data below from August 9, 2010 through December 6, 2011 represent the actual performance of ELVIS II. The performance data prior to August 9, 2010 reflect a retrospective calculation of the levels of ELVIS II using archived data and the current methodology for the calculation of ELVIS II. The closing level of ELVIS II on December 6, 2011 was 80.04. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of ELVIS II was possible at any time prior to August 9, 2010. The historical levels of ELVIS II should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of ELVIS II. We cannot give you assurance that the performance of ELVIS II will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to a basket of three components: the iShares® Barclays Aggregate Bond Fund (“AGG”), the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”) and the Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

AGG Dividend Pass-Thru Payments

On each AGG Dividend Pass-Thru Payment Date, if you are the beneficial owner of the securities as of the close of business on the applicable Record Date, you will receive a cash payment per $1,000 Face Amount of securities that equals the total amount of dividends accrued and paid by AGG to its shareholders during the applicable AGG Dividend Pass-Thru Payment Period on the number of AGG shares, as determined by the Calculation Agent by dividing the Initial Component Notional Exposure of AGG by the Initial Reference Level of AGG, and multiplying the result by the then-applicable Share Adjustment Factor on the trading day immediately preceding such AGG Dividend Pass-Thru Payment Date.  No AGG Dividend Pass-Thru Payments will be made after the occurrence of a Redemption Trigger Event.  The AGG Dividend Pass-Thru Payment Period with respect to each AGG Dividend Pass-Thru Payment Date is the period from and including the last AGG Dividend Pass-Thru Payment Date (or the Trade Date, in the case of the first AGG Dividend Pass-Thru Payment Date) to but excluding such AGG Dividend Pass-Thru Payment Date.  The AGG Dividend Pass-Thru Payment Dates are January 10, 2012, April 10, 2012, July 10, 2012, October 10, 2012 and January 10, 2013 (the Maturity Date). With respect to each AGG Dividend Pass-Thru Payment Date, the related Record Date is the third business day preceding such AGG Dividend Pass-Thru Payment Date.

Market Disruption Events

With respect to AGG, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
the occurrence or existence of a suspension, absence or material limitation of trading in shares of AGG on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the AGG shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•
a suspension, absence or material limitation of trading of securities then constituting 20% or more of the level of the index underlying AGG on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20% or more of the level of the index underlying AGG during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to AGG for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to AGG exists at any time, if trading in a security included in AGG is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the market value of the total portfolio investments of AGG shall be based on a comparison of:

•	the market value of such a security, relative to

•	the total market value of the portfolio investments of AGG,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to AGG has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on AGG by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to AGG; and

•
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to AGG are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

With respect to EMERALD and ELVIS II, a “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or continuance of a “Disruption Event,” “Force Majeure Event” or “Underlying Index Event” as defined under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” and “The Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”)”, respectively, in the accompanying underlying supplement No. 5, if applicable to the relevant Basket Index.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for AGG, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for AGG, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time. For EMERALD and ELVIS II, “Trading day” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” and “The Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”)”, respectively, in the accompanying underlying supplement No. 5.

“Relevant Exchange” means, for AGG, the primary organized exchanges or markets of trading, as determined by the Calculation Agent, for (i) any security or other component then included in AGG, or (ii) any futures or options contract or fund related to AGG or to any security or other component then included in AGG. For EMERALD and EMERALD EM, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex

(“EMERALD”)” and “The Deutsche Bank Equity Long Volatility Investment Strategy II Index (“ELVIS II”)”, respectively, in the accompanying underlying supplement No. 5.

Adjustments to Valuation Dates

A “Valuation Date” is any Final Valuation Date or Redemption Trigger Valuation Date. The Valuation Dates and the Trade Date are subject to adjustment as described below.

If a Valuation Date is not a trading day for a Basket Component or the Reference Level for a Basket Component is not available on a Valuation Date due to the occurrence or continuation of a Market Disruption Event, then such Valuation Date for such Basket Component will be postponed to the next trading day upon which a Market Disruption Event with respect to such Basket Component is not occurring and a Reference Level for such Basket Component is available; provided that the determination of such Reference Level will not be postponed more than five trading days after the originally scheduled Valuation Date. If the Reference Level of a disrupted Basket Component has not been determined as described in the previous sentence by the fifth trading day after the originally scheduled Valuation Date, the Calculation Agent will determine such Reference Level in good faith and in a commercially reasonable manner. The Reference Level for a Basket Component not affected by a Market Disruption Event will be determined on the originally scheduled Valuation Date.

Adjustments to Payment Dates

A “Payment Date” is the Maturity Date, the Redemption Trigger Payment Date or an AGG Dividend Pass-Thru Payment Date and is subject to adjustment as described below.

If a scheduled Payment Date is not a business day, then the Payment Date will be the next succeeding business day following such scheduled Payment Date and no additional payment will be due as a result of such postponement.

Upon postponement of any Valuation Date, the relevant Payment Date will be postponed in order to maintain the same number of business days that originally had been scheduled between such Valuation Date and the relevant Payment Date.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the securities, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities or contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security or contract most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of a Fund and/or its Tracked Index; Alteration of Method of Calculation

If a Basket ETF is liquidated or otherwise terminated (a “Liquidation Event”), then any level of such Basket ETF required for the purposes of the securities will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing level of the index which the Basket ETF seeks to track (the “Tracked Index”) (or any successor index to the Tracked Index, as described below) on any Relevant Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the Basket ETF and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Basket ETF was available.

If the sponsor of the Tracked Index discontinues publication of the Tracked Index and the Sponsor or another entity publishes a successor or substitute index that Deutsche Bank AG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent closing level following a Liquidation Event will be determined by reference to the published value of such Successor Tracked Index at the regular weekday close of trading on any trading day on which the closing level is relevant to the calculation of the Redemption Amount.

Upon any selection by the Calculation Agent of a Successor Tracked Index, the Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the security, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Sponsor discontinues publication of the Tracked Index prior to, and such discontinuation is continuing on, the Relevant Date following a Liquidation Event and Deutsche Bank AG, as the Calculation Agent, determines, in its sole discretion, that no Successor Tracked Index is available at such time, then the Calculation Agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuation, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on the Relevant Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuation. Notwithstanding these alternative arrangements, discontinuation of the publication of the Tracked Index may adversely affect the value of the securities.

Anti-dilution Adjustments for Funds

The Share Adjustment Factor, the Initial Reference Level, the Final Reference Level and the amount of a quarterly Dividend Pass-Thru Payment for any Basket ETF are subject to adjustment by the Calculation Agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Share Adjustment Factor will be required unless such Share Adjustment Factor adjustment would require a change of at least 0.1% of such Share Adjustment Factor then in effect. A Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The Calculation Agent will not be required to make any adjustments to the Share Adjustment Factor for any Basket ETF after the close of business on the Business day immediately preceding each Valuation Date.

No adjustments to the Share Adjustment Factor for any Basket ETF will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing level of a Basket ETF on any trading day during the term of the securities.

Share Splits and Reverse Share Splits

If the shares of a Basket ETF are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
the number of shares which a holder of one share of the Basket ETF before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If a Basket ETF is subject to a share dividend, i.e., an issuance of additional shares of such Basket ETF that is given ratably to all or substantially all holders of shares of the Basket ETF, then, once the dividend or distribution has become effective and the shares of the Basket ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

(a)	the prior Share Adjustment Factor, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of the Basket ETF.

Non-cash Distributions

If a Basket ETF distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket ETF to all or substantially all holders of shares of such Basket ETF (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Basket ETF are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
a fraction, the numerator of which is the Current Market Price of one share of the Basket ETF and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket ETF means the arithmetic average of the closing prices of one share of a Basket ETF for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” means the first trading day on which transactions in the shares of a Basket ETF trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of a Basket ETF will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Basket ETF by an amount equal to at least 10% of the closing price of such Basket ETF on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

(a)	the prior Share Adjustment Factor, and

(b)
a fraction, the numerator of which is the closing price of the Basket ETF on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, the amount of AGG Dividend Pass-Thru Payment payable each quarter, whether there has been a Market Disruption Event or a discontinuation of a Basket Component and whether there has been a material change in the method of calculating a Basket Component. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, on an AGG Dividend Pass-Thru Payment Date or upon an early redemption on or prior to 11:00 a.m. on the business day preceding the applicable Payment Date.

All calculations with respect to the levels of the Basket Components will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity, on an AGG Dividend Pass-Thru Payment Date or upon an early redemption will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-

registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity or upon an early redemption on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including different consequences that may apply if you are a beneficial owner of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a financial institution, a regulated investment company, a tax-exempt entity, a dealer in securities or a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle or conversion transaction, a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts, with associated payments by us to you of the AGG Dividend Pass-Thru Payments, for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts with the associated AGG Dividend Pass-Thru Payments will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

AGG Dividend Pass-Thru Payments. There is no direct authority under current law addressing the proper tax treatment of the AGG Dividend Pass-Thru Payments on the securities or comparable payments on instruments similar to the securities. The AGG Dividend Pass-Thru Payments may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we intend to treat the AGG Dividend Pass-Thru Payments as ordinary income. You should consult your tax adviser concerning the treatment of the AGG Dividend Pass-Thru Payments, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities (including upon a Redemption Trigger Event).

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (other than payment of any AGG Dividend Pass-Thru Payment) and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should generally be capital gain or loss (although the treatment of any sales proceeds attributable to accrued but unpaid AGG Dividend Pass-Thru Payments is unclear) and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of your income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount may exceed the payments of the AGG Dividend Pass-Thru Payments in each year. In addition, any income recognized upon a sale or exchange or at maturity would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Because the iShares® Barclays Aggregate Bond Fund is a  Basket Component, it is possible that the securities could be treated (in whole or part) as “constructive ownership transactions” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. It is not clear how the “net underlying long-term capital gain” would be calculated in this case. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held the security, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. You should consult your tax adviser regarding the potential application of the “constructive ownership” regime.

Even if the securities are treated as prepaid financial contracts, you might be required to include in income amounts in addition to the AGG Dividend Pass-Thru Payments during the term of the securities and/or to treat all or a portion of your gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing, recomposition, change in methodology of or substitution of a successor to a Basket Component could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legislation Enacted in 2010

           Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any foreign financial institution such as us that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Tax Consequences to Non-U.S. Holders

           You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

           AGG Dividend Pass-Thru Payments. We will treat payments of the AGG Dividend Pass-Thru Payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities (including upon a Redemption Trigger Event) generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid AGG Dividend Pass-Thru Payments may be subject to withholding tax.

           Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

           Possible Alternative Treatments. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income in excess of the AGG Dividend Pass-Thru Payments, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient. If you are a U.S. holder, we intend to treat payments of the AGG Dividend Pass-Thru Payments as subject to information reporting unless you are an exempt recipient. If you are a Non-U.S. holder, we intend to treat payments of the AGG Dividend Pass-Thru Payments as subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Components, the components underlying the Basket Components, or securities whose value is derived from the Basket Components or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon an early redemption. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, the components underlying the Basket Components, or securities whose value is derived from the Basket Components or their constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Components or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the relevant pricing supplement.

DBSI may pay custodial fees to other broker-dealers of up to 0.10% or $1.00 per $1,000 Face Amount of securities. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, underlying supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement, underlying supplement, prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, underlying supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.